May 2, 2002

MPS Group, Inc.
One Independent Drive
Jacksonville, FL 32202

Ladies and Gentlemen:

We have acted as counsel to MPS Group, Inc., a Florida corporation (the "Company"), in connection with the Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 (the "Amendment") to be filed by the Company on or shortly after the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to certain shares the Company's common stock, par value $0.01 per share (the "Common Stock"), issued or to be issued pursuant to (i) the MPS Group, Inc. Amended and Restated 1995 Stock Option Plan, as amended from time to time (the "1995 Stock Option Plan"), (ii) the Executive Option Plan (the "Executive Option Plan") effective as of January 1, 1999, as more fully described in the Stock Option Agreement dated as of January 1, 1999 with Derek E. Dewan and (iii) the Restricted Stock Agreement made effective as of March 29, 2001 (the "Dewan Restricted Stock Agreement") between Derek E. Dewan and MPS. For purposes of this opinion, we refer to the 1995 Stock Option Plan, the Executive Option Plan, and the Dewan Restricted Stock Agreement, collectively as the "Plans".

In connection with this opinion, we have made such investigations and have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers and representatives of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. With respect to all of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that when issued, delivered, and paid for in accordance with the terms of the Plans, the Common Stock so issued will be legally issued, fully paid, and non-assessable.

This opinion is limited to the laws of the State of Florida and the Federal laws of the United States. We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the use of our name therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LeBoeuf, Lamb, Greene & MacRae, L.L.P.